UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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STAKTEK HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAYNE R. LIEBERMAN

President and Chief Executive Officer

March 8, 2007

To our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Staktek Holdings, Inc. to be held on Thursday, April 19, 2007, at 1:00 p.m. (Central time) at Staktek’s headquarters, located at 8900 Shoal Creek Blvd., Suite 125, Austin, Texas 78757.

The agenda for the Annual Meeting is described in the attached Notice of Annual Meeting of Stockholders and the attached Proxy Statement. We urge you to carefully review the attached materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote at the meeting, over the Internet, as well as by telephone, or by completing, dating, signing and promptly returning the accompanying proxy in the enclosed postage-paid envelope (to which no postage need be affixed if mailed in the United States) so that your shares may be represented at the Annual Meeting. Returning the accompanying proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

Voting over the Internet, by phone or by proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

We appreciate your support of and continued interest in Staktek Holdings, Inc.

Sincerely,

Wayne R. Lieberman

Notice of Annual Stockholders’ Meeting

To be Held April 19, 2007

YOUR VOTE IS IMPORTANT

Notice

Staktek Holdings, Inc. (the “Company”) will hold its 2007 Annual Meeting of Stockholders as follows:

Thursday, April 19, 2007

1:00 P.M. (Central Standard Time)

Staktek

8900 Shoal Creek Blvd., Suite 125

Austin, Texas 78757

At the meeting, stockholders will vote to:

(i) elect seven Staktek directors for one-year terms; and

(ii) consider such other business as may properly come before the meeting.

You can vote four different ways. You can vote at the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see “Questions and Answers About the Proxy Materials, the Annual Meeting and Voting Procedures” on page 2.

Stockholders of record at the close of business on March 2, 2007, are entitled to vote at the Annual Meeting and at any adjournment thereof. On that day, 47,430,640 shares of Staktek common stock were issued and outstanding. Each share entitles the holder to one vote. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our office located at 8900 Shoal Creek Blvd., Suite 125, Austin, Texas 78757.

The Board asks you to vote in favor of the proposal. This Proxy Statement provides you with detailed information about it. We are also using this Proxy Statement to discuss our compensation practices and philosophy.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Staktek from the Annual Report to Stockholders on Form 10-K included with this mailing and from documents that we have filed with the Securities and Exchange Commission.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,

THE ANNUAL MEETING AND VOTING PROCEDURES

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the Annual Meeting of Stockholders to take place on April 19, 2007. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Stockholders’ Meeting. As a stockholder, you are invited to attend the meeting and are entitled to and requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2006 is also enclosed.

Q:	What proposals will be voted on at the meeting?

A:	There is one proposal scheduled to be voted on at the meeting, which is the election of seven directors.

Q:	What is Staktek’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” this proposal.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on March 2, 2007 (the “Record Date”), may be voted by you at the Annual Meeting and at any adjournment thereof. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker or bank.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most Staktek stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Staktek. As the stockholder of record, you have the right to grant your voting proxy directly to Staktek or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee that is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting and any adjournment thereof. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. You may be able to do this over the Internet, by telephone or mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee.

BY INTERNET—If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card.

BY TELEPHONE—If you live in the United States or Canada, you may submit your proxy by following the “Vote by Phone” instructions on the proxy card.

BY MAIL—You may vote by mail by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker or nominee and mailing it in the enclosed, postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How Are Votes Counted?”

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this change by granting a new proxy bearing a later date (that automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically request it to be revoked. For shares held beneficially by you, you may accomplish this change by submitting new voting instructions to your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board and “FOR” on any other matters that properly come before the meeting).

Q:	What is the voting requirement to approve each of the proposals?

A:	A director must receive the affirmative “FOR” vote of a plurality of the votes cast by the stockholders in order to be re-elected. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in “What is the quorum requirement for the meeting?” below. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	How can I attend the meeting?

A:	You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of Staktek common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to Staktek’s Corporate Secretary the meeting reservation request form printed on the back of this proxy statement. If you are not a record stockholder, please include evidence of your ownership of Staktek stock with the form (such as an account statement showing you own Staktek stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

Q:	Where can I find the voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and will publish final results in our quarterly report on Form 10-Q for the second quarter ending June 30, 2007.

Q:	What happens if additional proposals are presented at the meeting?

A:	Other than the proposal described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, W. Kirk Patterson, Senior Vice President and Chief Financial Officer, and Stephanie A. Lucie, Senior Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What classes of shares are entitled to be voted?

A:	Each share of our common stock outstanding as of the Record Date is entitled to one vote on each item being voted upon at the Annual Meeting and any adjournment thereof. On the Record Date, we had 47,430,640 shares of common stock issued and outstanding.

Q:	What is the quorum requirement for the meeting?

A:

The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted and present in person or represented by proxy. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares present and entitled to be voted. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted upon at the meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote the shares.

Q:	Is cumulative voting permitted for the election of directors?

A:	No.

Q:	Who will count the votes?

A:	A representative of Automatic Data Processing, Inc. will tabulate the votes. A representative of Staktek will act as the inspector of the election.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Staktek or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by our Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management for review and consideration.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. If you choose to access the proxy materials and/or vote over the Internet or by telephone, however, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for the solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	May I propose actions for consideration at next year’s Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Staktek’s Proxy Statement for next year’s Annual Meeting, the written proposal must be received by the Company no later than November 8, 2007. These proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised from the floor during next year’s Annual Meeting, written notice must be received by Staktek no later than November 8, 2007, and shall contain the information required by our Bylaws.

Copy of Bylaw Provisions: You may contact the Staktek Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD STRUCTURE AND COMPENSATION

Our Board currently has eight directors, three of whom are independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards, one of whom is an employee director, and one of whom is a former employee. On February 1, 2007, James W. Cady, a former employee, informed us that he plans to retire and as a result, will not seek re-election. The Board has elected to reduce the number of directors from eight to seven following the 2007 Annual Meeting of Stockholders. Because Austin Ventures L.P. and its affiliates own more than 50% of our common stock, we are considered a “controlled company” under NASD Marketplace Rule 4350(c)(5), and we are exempt from NASD rules that would otherwise require that our Board of Directors consist of a majority of independent directors. We have three Board committees: Audit, Compensation, and Nominating and Governance. The membership and the function of each committee are described below. During the year ended December 31, 2006, the Board held four meetings and acted by unanimous written consent four times. All directors are expected to attend each meeting of the Board and the committees on which they serve. In 2006, no director attended less than 75% of all of the meetings of the Board and the committees on which he served. The members of the committees and the number of meetings of each of the committees held during the year ended December 31, 2006 are identified in the following table:

Name of Director	Audit	Compensation	Nominating and Governance
Independent Directors:
Harvey B. (Berry) Cash	X	X	X
Kevin P. Hegarty[1]	X
A. Travis White	Chair	X
Other Directors:
Joseph C. Aragona		X	Chair
Clark W. Jernigan		Chair
Edward E. Olkkola
Employee Directors:
James W. Cady[2]			X
Wayne R. Lieberman
Actions by Unanimous Written Consent for Year Ended December 31, 2006	0	4	1
Number of Meetings in Year Ended December 31, 2006	5	4	1

In addition, directors are expected to attend our Annual Meetings of Stockholders. Each of our directors attended this meeting in 2006.

[1]	Mr. Hegarty joined the Board in February 2006.
[2]

Mr. Cady announced his retirement as an employee effective April 1, 2006. He provided consulting services to the Company on a limited basis for the remainder of 2006 and remained on the Board of Directors. As set forth above, he is not seeking re-election to the Board following the Annual Meeting of Stockholders.

Audit Committee

The Audit Committee is composed of three independent directors who review our auditing, accounting, financial reporting and internal control functions, and select our independent registered public accounting firm. In addition, the Committee approves the non-audit services of our independent registered public accounting firm. In discharging its duties, the Committee:

•	reviews and approves the scope of the annual audit and the fees of the independent registered public accounting firm;

•	meets independently with our independent auditors and our senior management; and

•	reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit.

The Board has determined that each of the members of the Audit Committee is able to read and understand fundamental financial statements and is independent under applicable Securities and Exchange Commission rules and applicable Nasdaq listing standards. The Board has designated Mr. Travis White as the “Audit Committee financial expert” who is “independent,” both as defined under applicable Securities and Exchange Commission rules.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category or services and is generally subject to a budget. The independent registered public accounting firm and management periodically report to our Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chair, Travis White, the authority to pre-approve services, and Mr. White is required to report any such pre-approval to the Audit Committee at the next regularly scheduled meeting. All of the services described in this Proxy Statement with respect to audit fees, tax fees and all other fees were pre-approved by our Audit Committee pursuant to its pre-approval policy.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors in this Proxy Statement, as well as the Audit Committee Charter attached to this Proxy Statement as Exhibit A and posted on our web site at www.staktek.com under Investor Relations.

Compensation Committee

The Compensation Committee is composed of four directors, two of whom are independent. The Committee reviews and approves salaries and other matters relating to executive compensation, and administers the Company’s stock option plan, including granting and reviewing stock options to executive officers and other employees. The Compensation Committee also reviews and approves various other company compensation plans, policies and matters. For additional information relating to the Compensation Committee, see “Compensation Discussion and Analysis” set forth below. In addition, the Charter of the Compensation Committee is attached to this Proxy Statement as Exhibit B and is posted on our web site under Investor Relations.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of three directors, one of whom is independent under the NASD rules. Because we are a “controlled company” under NASD Marketplace Rule 4350(c)(5), we are exempt from NASD rules that would otherwise require that this Committee be composed entirely of independent directors. This Committee provides counsel to the Board with respect to Board organization, membership and function, as well as committee structure and membership. The Committee is also responsible for defining the qualifications for candidates for director positions, evaluating qualified candidates, recommending candidates to the Board for election as directors, and proposing a slate of directors for election by stockholders at each Annual Meeting.

The Nominating and Governance Committee has determined that nominees for election as director should have the following qualifications:

(i) possess high personal and professional ethics, integrity and values;

(ii) be committed to representing the long-term interests of the Company’s stockholders;

(iii) have an inquisitive and objective perspective and mature judgment;

(iv) possess experience at policy-making levels in business and technology, and in areas that are relevant to the Company’s activities;

(v) have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated; and

(vi) be prepared to devote appropriate time and attention to the Board and Committee duties required of them.

This Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards set forth above.

The Charter of the Nominating and Governance Committee is attached to this Proxy Statement as Exhibit C and is posted on our web site under Investor Relations.

Corporate Governance Guidelines

The Board of Directors adopted Corporate Governance Guidelines that are attached to this Proxy Statement as Exhibit D and are posted on our web site under Investor Relations. Among other matters, the Guidelines include the following:

•	The Chief Executive Officer may not serve as the Chairman of the Board;

•	Directors shall retire at the age of 70;

•	The Board will have an Audit, Compensation, and Nominating and Governance Committee. The Audit Committee shall consist solely of independent directors; and

•	The independent directors shall usually meet in executive session either before or after each regularly scheduled Board meeting.

Code of Conduct

The Company has adopted a Code of Conduct that applies to our directors and employees. This Code of Conduct can be found under the Investor Relations section on our web site and is included as Exhibit 14.1 to our Annual Report on Form 10-K.

Director Compensation Arrangements

Compensation for independent directors is a combination of cash and equity-based compensation. Directors who are not independent directors do not receive any compensation for their Board activities. Independent directors may not receive consulting, advisory or other compensatory fees from the Company in addition to their Board compensation. The following table sets forth the cash compensation currently payable to non-employee directors:

Annual Director Retainer	$20,000
Audit Chairperson Annual Retainer	$15,000
Board Meeting Attendance Fees per meeting (in person)	$1,000
Committee Meeting Attendance Fees per meeting (in person)	$750
Board and Committee Meeting Telephonic Attendance Fees per meeting	$500

In addition, each independent director receives an option to purchase 100,000 shares of Staktek common stock upon becoming a director, with 25% vesting after one year and the reminder vesting equally over the following 36 months. Upon re-election, independent directors do not receive additional options to purchase common stock.

In February 2006, the Compensation Committee increased the annual retainer for independent directors from $15,000 to $20,000, and also increased the Audit Chairperson’s annual retainer from $5,000 to $15,000.

The table below sets forth the compensation paid to our directors in 2006.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)		All Other Compensation ($)(g)	Total ($)(h)
Joseph Aragona	0	0	0		0	0
James Cady(1)
Berry Cash(2)	$29,250	0	0		0	$29,250
Kevin Hegarty	$23,250	0	$85,449	(3)	0	$104,384	(3)
Clark Jernigan	0	0	0		0	0
Wayne Lieberman(1)
Edward Olkkola	0	0	0		0	0
Travis White(4)	$44,500	0	0		0	$44,500

1.	See the Summary Compensation Table for these individuals, who are executive officers of the Company.
2.	On November 11, 2003, Mr. Cash received a stock option grant to purchase 100,000 shares of common stock of the Company when he joined the Board of Directors, which was granted at $0.67 per share. This grant became 215,000 shares to purchase common stock when the Company effected a 2.15-to-1 stock split in 2004. This grant has a one-year cliff and monthly vesting thereafter. Mr. Cash has not received any other equity grants from the Company.
3.	On February 21, 2006, Mr. Hegarty received a stock option grant to purchase 100,000 shares of common stock of the Company when he joined the Board of Directors, which was granted at $6.09 per share. This grant has a one-year cliff and monthly vesting thereafter. Mr. Hegarty has not received any other equity grants from the Company. The $85,449 sets forth the 2006 FAS 123R expense, excluding the forfeiture rate. The assumptions used in the FAS 123R calculations are described in note 16 to the consolidated financial statements contained in our 2006 Form 10-K.
4.	On November 19, 2003, Mr. White received a stock option grant to purchase 100,000 shares of common stock of the Company when he joined the Board of Directors, which was granted at $0.67 per share. This grant became 215,000 shares to purchase common stock when the Company effected a 2.15-to-1 stock split in 2004. This grant has a one-year cliff and monthly vesting thereafter. The fair market value of the Company’s common stock on the date of grant was determined to be $1.44 per share. As a result and in accordance with Section 409A of the Internal Revenue Code, in December 2006, the Company and Mr. White entered into an amendment of this grant, postponing the exercise of the portion of the option that was unvested on December 31, 2004 until the earlier of (i) the termination of Mr. White’s service for any reason other than for cause; (ii) ten days prior to a change in control; and (iii) January 1, 2013. Mr. White has not received any other equity grants from the Company.

PROPOSAL TO BE VOTED ON

ELECTION OF DIRECTORS

There are seven nominees for election to our Board this year, each of whom has served as a director as of each of the dates listed below. On February 1, 2007, Mr. Cady informed us that he plans to retire and not seek re-election. Our Board has elected to reduce the number of directors to seven. As a result, proxies cannot be voted for a greater number of directors than the seven nominees named below. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next Annual Meeting and until their respective successors are elected. There are no family relationships among our executive officers and directors.

Our Board of Directors recommends a vote FOR the election to the Board of each of the following nominees.

Vote Required

A director must receive the affirmative “FOR” vote of a plurality of the votes cast by the stockholders entitled to vote in order to be re-elected. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect.

Information About Nominees

JOSEPH C. ARAGONA

Director since May 2003

Mr. Aragona, age 50, is currently Chairman of the Board of Staktek, a position he has held since May 2003. From May 2003 to the closing of the Staktek acquisition in August 2003, Mr. Aragona also served as our President. Mr. Aragona is one of the founders of Austin Ventures and has served as a general partner of Austin Ventures, a venture capital firm and our majority stockholder, since 1982, where he focuses on investments in the information technology industry. Mr. Aragona also currently serves on the Boards of Directors of several privately held companies.

HARVEY B. (BERRY) CASH

Director since November 2003

Mr. Cash, age 68, has served as a member of our Board of Directors since November 2003. Mr. Cash has served as a general partner of InterWest Partners, a venture capital firm, since 1986. He also currently serves on the Boards of Directors of Argonaut Group, Inc., a provider of specialty insurance; Ciena Corporation, a designer and manufacturer of multiplexing systems for fiber optic networks; First Acceptance Corporation, a provider of low-cost auto insurance; i2 Technologies, Inc., a provider of marketplace services; and Silicon Laboratories Inc., a developer of mixed-signal integrated circuits.

KEVIN P. HEGARTY

Director since February 2006

Mr. Hegarty, age 51, has served as a member of our Board of Directors since February 2006. Mr. Hegarty currently serves as Vice President and Chief Financial Officer of The University of Texas at Austin, a position he has held since October 2001. From 1997 until September 2001, he served as Vice President and Chief Financial Officer of Dell Financial Services and Vice President and Corporate Controller of Dell, Inc. He also held positions of Senior Vice President and Comptroller of Associates First Capital; Controller and Senior Group Financial Manager of Trammell Crow Company; as well as an auditor with PricewaterhouseCoopers.

CLARK W. JERNIGAN

Director since August 2003

Mr. Jernigan, age 45, has served as a member of our Board of Directors since August 2003. Mr. Jernigan has served as a principal for Austin Ventures since October 2001, where he focuses on investments in the semiconductor industry. From 1997 to 2001, he served as Director of Engineering, Vice President and General Manager of the communications division, and, most recently, Vice President of New Business Development, of Cirrus Logic, Inc. Mr. Jernigan also currently serves on the Board of Directors of Jundt Growth Fund, Inc., Jundt Funds, Inc. and American Eagle Funds, Inc., each of which is a registered mutual fund investment management company, and on the Boards of Directors of several privately held companies.

WAYNE R. LIEBERMAN

Director since October 2005

Mr. Lieberman, age 48, joined the Company in May 2005 as President, and was named Chief Executive Officer and director in October 2005. From February 2003 until September 2004, he served as Vice President and General Manager of the Enterprise Business Unit, Communications Business Group, of Marvell Semiconductor, Inc., a provider of storage, communications and consumer silicon solutions. From September 2001 to February 2003, he held the position of Executive Vice President of Corporate Strategy and Business Development for Radlan Inc., a provider of enterprise networking software, and from May 1996 to September 2001, he served as Worldwide Manager of DSP SW Business Strategy at Texas Instruments (TI). Prior to that, he worked in various management positions at Tartan Laboratories, Inc., which was acquired by TI in 1996, Legent, Inc., Calay Systems, Inc. and Compunetics, Inc.

EDWARD E. OLKKOLA

Director since January 2005

Mr. Olkkola, age 47, joined our Board of Directors in January 2005. Mr. Olkkola is currently a consultant to the venture industry, venture-backed companies and venture funding entities. Mr. Olkkola has served as an operating partner of Austin Ventures since April 2005, where he focuses on hardware investing. Prior to that time, he served as a general partner of Austin Ventures since December 1998 and a partner from September 1998. From August 1993 until August 1998, he was employed by Compaq Computer Corporation, serving as Vice President and General Manager of the Communications Division and prior to that, as Vice President of Business Development. Before joining Compaq, he spent ten years with Motorola Information Systems Group in a variety of engineering, marketing, strategy and finance roles. He serves on the Boards of Directors of several privately held companies.

A. TRAVIS WHITE

Director since November 2003

Mr. White, age 61, has served as a member of our Board of Directors since November 2003. From April 1998 to January 2000, Mr. White served as President and Chief Executive Officer of Centillium Communications, Inc., a provider of integrated silicon solutions for the broadband industry. From February 1995 to March 1998, he served as a Senior Vice President of Sony Corporation and as President of Sony Semiconductor Co. of America. From August 1983 to February 1995, Mr. White served in various senior management positions with LSI Logic Corporation, a developer of integrated circuits and storage systems, including as Chairman, President and Chief Executive Officer of LSI’s publicly traded Canadian company and as Senior Vice President of European Operations. Mr. White also currently serves on the Boards of Directors of Microtune, Inc. and two privately held companies.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

ADDITIONAL INFORMATION

EXECUTIVE OFFICERS

Wayne R. Lieberman—President and Chief Executive Officer

Mr. Lieberman, age 48, joined the Company in May 2005 as President, and was named Chief Executive Officer and director in October 2005. From February 2003 until September 2004, he served as Vice President and General Manager of the Enterprise Business Unit, Communications Business Group, of Marvell Semiconductor, Inc., a provider of storage, communications and consumer silicon solutions. From September 2001 to February 2003, he held the position of Executive Vice President of Corporate Strategy and Business Development for Radlan Inc., a provider of enterprise networking software, and from May 1996 to September 2001, he served as Worldwide Manager of DSP SW Business Strategy at Texas Instruments (TI). Prior to that, he worked in various management positions at Tartan Laboratories, Inc., which was acquired by TI in 1996, Legent, Inc., Calay Systems, Inc. and Compunetics, Inc.

W. Kirk Patterson—Senior Vice President and Chief Financial Officer

Mr. Patterson, age 49, is currently Senior Vice President and Chief Financial Officer. He joined the Company in November 2003 as Vice President and Chief Financial Officer and was named Senior Vice President in October 2005. From July 2003 to November 2003, Mr. Patterson served as Acting Chief Financial Officer, Vice President of Finance and Corporate Controller of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From September 2001 to November 2003, he served as Vice President of Finance and Corporate Controller of Cirrus Logic, Inc., and from February 2000 to September 2001, he served as Director, Financial Planning, for Cirrus Logic. From November 1999 to February 2000, Mr. Patterson served as Regional Manager of Accounting Services of PricewaterhouseCoopers, a public accounting firm. From 1980 to 1999, Mr. Patterson served in several positions with BP Amoco Corporation, a provider of energy and petrochemicals, most recently as Manager, Planning and Economics, for the Amoco Energy Group North America.

Stephanie A. Lucie—Senior Vice President, General Counsel and Corporate Secretary

Ms. Lucie, age 44, joined the Company in December 2003 as our Vice President, General Counsel and Corporate Secretary and was named Senior Vice President in October 2005. From July 2003 to December 2003, she served as Vice President, Associate General Counsel and Corporate Secretary of Cirrus Logic, Inc., a developer of mixed-signal integrated circuits. From February 2001 to July 2003, she served as Vice President and Associate General Counsel of Cirrus Logic. From January 1999 to January 2001, she served as Vice President, General Counsel and Corporate Secretary of AltaVista Company, a provider of web site search services and technology. From 1995 to 1999, she was employed by Compaq Computer Corporation, most recently as Vice President and Associate General Counsel. Prior to May 1995, she was in private practice with law firms in New York City and Houston, Texas.

STOCK OWNERSHIP

The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company’s common stock as of January 31, 2007 by (i) each person known to the Company to be a beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the Named Officers in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement; and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, the beneficial owner has sole voting and investment power with respect to the securities beneficially owned, subject only to community property laws, if applicable.

Beneficial Owner	Number of Shares Owned(1)	Percent(2)
Austin Ventures (3)	36,481,999	76%
Joseph C. Aragona (4)	36,481,999	76
Edward E. Olkkola (5)	36,481,999	76
James W. Cady	1,308,048	2.7
Wayne R. Lieberman(6)	482,300	1.0
W. Kirk Patterson (7)	421,427	*
Stephanie A. Lucie (8)	380,926	*
Harvey B. Cash (9)	215,000	*
A. Travis White (10)	215,000	*
Clark W. Jernigan (11)	34,000	*
Kevin P. Hegarty (12)	27,083	*
All current executive officers and directors as a group (10 persons)(13)	39,565,783	83%

*	Less than 1% of the outstanding common stock
1)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options. Except as otherwise noted, options granted under the Staktek Holdings, Inc. 2003 Stock Option Plan are immediately exercisable, subject to our right to repurchase unvested shares at their initial purchase price, which repurchase rights lapse over a four-year period in most cases.
2)	Percentage ownership is based on 47,744,542 shares of common stock issued and outstanding on January 31, 2007. Options to purchase common stock, which are currently exercisable or will become exercisable within 60 days after January 31, 2007, are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.
3)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P. and 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. The sole general partner of Austin Ventures VII, L.P. is AV Partners VII, L.P. The general partners of AV Partners VII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, Edward E. Olkkola, John D. Thornton and Blaine F. Wesner. The sole general partner of Austin Ventures VIII, L.P. is AV Partners VIII, L.P. The general partners of AV Partners VIII, L.P. are Mr. Aragona, Kenneth P. DeAngelis, Edward E. Olkkola, Christopher A. Pacitti, John D. Thornton and Blaine F. Wesner. Each of Messrs. Aragona, DeAngelis, Olkkola, Pacitti, Thornton and Wesner disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address of both of these funds is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
4)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P. and 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. Mr. Aragona is a general partner of each of the sole general partners of Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. and may be deemed to share voting and investment power with respect to all shares held by Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. Mr. Aragona disclaims beneficial ownership of shares held by these funds except to the extent of his pecuniary interest therein.

5)	Includes 18,186,278 shares of our common stock held by Austin Ventures VII, L.P. and 18,295,721 shares of our common stock held by Austin Ventures VIII, L.P. Mr. Olkkola is a general partner of each of the sole general partners of Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. and may be deemed to share voting and investment power with respect to all shares held by Austin Ventures VII, L.P. and Austin Ventures VIII, L.P. Mr. Olkkola disclaims beneficial ownership of shares held by these funds except to the extent of his pecuniary interest therein.
6)	Includes 8,611 shares of common stock owned, 461,774 vested options and 11,915 shares of stock that vest on March 5, 2007 in connection with his 2006 RSU grant.
7)	Includes 417,424 shares of our common stock are issuable upon the exercise of immediately exercisable options, subject to a right of repurchase in favor of us that vests over a four-year period, and 4,003 shares of stock that vest on March 5, 2007 in connection with his 2006 RSU grant.
8)	Includes 362,485 shares of our common stock issuable upon the exercise of immediately exercisable options subject to a right of repurchase in favor of us that vests over a four-year period; 14,518 shares of common stock; 3,923 shares of stock that vest on March 5, 2007 in connection with her 2006 RSU grant; and 2,000 shares of common stock held by her spouse, of which she disclaims beneficial ownership.
9)	Shares of our common stock issuable upon the exercise of immediately exercisable options subject to a right of repurchase in favor of us that vests over a four-year period.
10)	Shares of our common stock issuable upon the exercise of immediately exercisable options subject to a right of repurchase in favor of us that vests over a four-year period.
11)	Includes 12,810 shares of our common stock that are held by Mr. Jernigan as custodian for his three minor children under the Uniform Gifts to Minors Act. Mr. Jernigan disclaims beneficial ownership of these shares.
12)	Vested options.
13)	Includes 779,864 shares of our common stock issuable upon the exercise of immediately exercisable options held by our executive officers, of which 585,719 options are vested or vest within 60 days; and 430,000 shares of our common stock issuable upon the exercise of immediately exercisable options held by our directors, of which 358,333 of which are vested or vest within 60 days.

EXECUTIVE COMPENSATION

The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed as exhibits to our 2006 Annual Report on Form 10-K.

Compensation Discussion and Analysis

Introduction

This section provides (1) an overview of the Compensation Committee of the Board of Directors, (2) a discussion of the background and objectives of our compensation programs for senior management and (3) a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers (NEOs):

Name	Title
Wayne R. Lieberman	President and Chief Executive Officer (our principal executive officer)
W. Kirk Patterson	Senior Vice President and Chief Financial Officer (our principal financial and accounting officer)
Stephanie A. Lucie	Senior Vice President, General Counsel and Corporate Secretary
James W. Cady	Former Chief Technical Officer

Overview of the Compensation Committee

As indicated above, the Compensation Committee of the Board of Directors is comprised of two independent directors and two directors from Austin Ventures, which owns approximately 76% of our outstanding common stock. It is the duty of the Compensation Committee to review and determine the salaries and bonuses of our executive officers, including the Chief Executive Officer, and to establish the general compensation policies for these individuals. The Compensation Committee also has the authority to make discretionary equity grants to our executive officers. At least annually, the Compensation Committee reviews and reassesses the adequacy of its charter, a copy of which is attached to this Proxy Statement as Exhibit B. The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. The Committee has relied on information provided by an outside compensation consultant on matters related to compensation of our Chief Executive Officer and other members of senior management. We refer to the outside compensation consultant engaged by the Compensation Committee as our outside compensation consultant. In addition, the Compensation Committee reviews its own performance for purposes of self-evaluation and to encourage continuous improvement on an annual basis.

Our Chief Executive Officer, other members of our management and outside advisors may be invited to attend all, a portion, or none of a Compensation Committee meeting, depending on the nature of the agenda items. Neither our Chief Executive Officer nor any other member of management votes on items before the Compensation Committee; however, the Compensation Committee and Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including as they relate to the compensation of the other named executive officers and members of senior management. The Compensation Committee also works with our senior management to determine the agenda for each meeting, and our corporate secretary prepares the meeting materials, providing materials from our outside compensation consultant, as appropriate.

Objectives of our Compensation Program

The Compensation Committee believes that the compensation programs for executive officers should be designed to attract, motivate, reward and retain talented executives, which are critical to our success. In addition, the Compensation Committee believes that these compensation programs should relate compensation to corporate performance and increases in stockholder value, as well as reward individual contribution to our success, while providing a total compensation package that is competitive.

Design of our Compensation Program

The compensation program for senior management, including the named executive officers, is intended to reinforce the importance of performance and accountability at both the individual and corporate levels. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) variable performance awards payable in cash and tied to our achievement of financial performance goals and individual accomplishments; and (iii) long-term, stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders.

In addition to focusing on “pay for performance,” our compensation program is designed to:

•	Balance short-term goals;

•

Deliver a mix of fixed and at-risk compensation (by design, approximately 50% of the Chief Executive Officer’s target total cash compensation and approximately 40% of the target total cash compensation for the other named executive officers is variable, i.e., at-risk, and awarded in connection with our 2006 Bonus Incentive Plan that is directly related to profitability of the Company);

•	Provide guidelines for a compensation program that is competitive; and

•	Use equity-based awards that are linked to stockholder value and achievement of individual and corporate performance.

Each element of compensation is reviewed individually and considered collectively with the other elements of our compensation program so that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program.

In designing the compensation program and in determining senior management compensation, including the compensation of the named executive officers, we also considered the following factors:

•	The external challenges to our ability to attract and retain strong senior management;

•	Each individual’s contributions to our overall results;

•	Our operating and financial performance compared with the targeted goals; and

•	Our size and complexity compared with companies in our compensation peer group.

Background of our Compensation Programs

Base Salary

Austin Ventures originally determined the compensation of the executive officers following its acquisition of the Company in 2003 and before the Compensation Committee was constituted. This determination was subject to review and adjustment by the Compensation Committee. The Compensation Committee retained an independent compensation consultant, who assessed the executives’ compensation with the 2004 Radford Executive Compensation Survey, compensation information provided by the Culpepper and Associates 2004 High Technology Survey, as well as filings made with the Securities and Exchange Commission of comparable publicly traded companies (collectively, the “Survey Group”).

The Compensation Committee determined that the base salaries were competitive and within acceptable ranges for the executive officers. No salaries of the named executive officers were changed during 2004 and throughout most of 2005. In October 2005, the Compensation Committee again reviewed the Survey Group and determined that the base salaries of two of the executive officers were no longer competitive, so increased those salaries. The base salary for each officer reflects the salary levels for comparable positions in the published surveys. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is evaluated on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the previous year and (ii) the competitive marketplace for individuals in comparable positions, utilizing information provided by our outside compensation consultant. Our performance and profitability may also be a factor in determining the base salaries of executive officers. Beginning in 2006, the Compensation Committee began evaluating executive compensation in the summer of each year. During the summer of 2006, the Compensation Committee increased the compensation of our three executive officers, as set forth below:

Name	Amount of Base Salary Increase in 2006	2006 Base
Wayne R. Lieberman	$25,000	$325,000
W. Kirk Patterson	$13,200	$233,200
Stephanie A. Lucie	$10,500	$220,500
James W. Cady(1)	0	$300,000

(1)	Former President and CEO; served as Chief Technical Officer from October 2005 until his retirement on April 1, 2006.

Variable-Performance Awards

The variable-performance awards have typically been paid in quarterly cash payments based on the preceding quarterly results in accordance with the Company’s bonus incentive plans, one of which is adopted at the beginning of each year to apply for that year. These payments, when the criteria are satisfied, generally are paid out within 40 days after the end of a quarterly period. In 2006, the Compensation Committee adopted the 2006 Bonus Incentive Plan (“Bonus Plan”). There are two parts of the Bonus Plan. The first part covers employees who are at or below the manager level. Bonuses paid to these employees are based on the Company meeting certain corporate goals as determined by the Chief Executive Officer at the beginning of each calendar quarter.

As long as Adjusted Operating Income, which is defined as pro forma operating income plus the expense of the Bonus Plan, is positive for the quarter, employees in this group will be paid up to 18% of their quarterly base salary based on the goal achievement set forth above.

The second part of the Bonus Plan covers director-level employees, vice presidents and the President/Chief Executive Officer, with each named executive officer eligible to receive up to the percentage of his or her base salary as set forth below.

The bonuses paid are based on Adjusted Operating Income, with the quarterly targets set by the Board of Directors on a quarterly basis. The Company must achieve at least 75% of a quarterly target in order for any bonus to be paid for that quarter, although the Board may waive this 75% threshold in a quarter, as it deems appropriate. The payments are scaled from a 75% payout for achieving 75% of the Adjusted Operating Income target, to a 100% payout for achieving 100% or more of the quarterly target. If the Adjusted Operating Income for the year is between 75%—100% of the annual target, the fourth quarter bonus is calculated to achieve the greater of: 1) the amount as determined under the same process as the first three quarters, or 2) the amount required to achieve a full-year payout equal to the ratio of the full-year Adjusted Operating Income to the Adjusted Operating Income annual target. If Adjusted Operating Income for the year is between 100%—120% of the annual target, a pool of 5% of the incremental amount (from 100% to 120%) is established and paid as an additional part of the fourth quarter bonus. For Adjusted Operating Income greater than 120% of the annual target, a pool of 10% of the incremental amount (over 120%) will be established and paid as an additional part of the fourth quarter bonus. The bonus targets for our executive officers are as follows:

Name	Percentage of Base Salary
Wayne R. Lieberman	120%
W. Kirk Patterson	70%
Stephanie A. Lucie	70%
James A. Cady(1)	120%

(1)	Former President and CEO; served as Chief Technical Officer from October 2005 until his retirement on April 1, 2006.

Long-Term Incentives

Grants of stock options and restricted stock units (RSUs) to the named executive officers are made at the discretion of the Compensation Committee. Each grant is designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each stock option grant allows the officer to acquire shares of common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a multi-year period, contingent upon the officer’s continued employment. Accordingly, the option will provide a return to the executive officer only if he or she remains employed during the vesting period, and then only if the market price of the shares appreciates over the option term. Each RSU grant vests over four years, and this type of equity is generally granted on a 1:3 ratio compared to stock options. The Compensation Committee generally considers equity grants at either the February or April meeting dates, depending on whether the Company has sufficient equity or whether the Company is requesting approval for additional equity from stockholders at its Annual Meeting in April.

The size of the equity grant to executive officers is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion. The Compensation Committee also takes into account the unvested equity held by an executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. Stock price performance has not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control. The Company does not have an exact formula for allocating between cash and non-cash compensation.

Retirement Benefits

We do not maintain a defined benefit pension plan that covers members of senior management. We do offer a 401(k) plan and a retiree medical policy, both of which are described in more detail below.

401(k) Plan

Retirement benefits to our senior management, including the named executive officers, are the same as provided to all employees and are provided through the Staktek Group L.P. 401(k) Plan and Trust. This plan is a tax-qualified profit-sharing and 401(k) plan. This plan has one primary component, which is a Company match of $1 up to the first 6% of the employees’ pre-tax deferrals under this plan. The amount matched by the Company for each executive officer in 2006 is as set forth below:

Name	Company Matching Contribution
Wayne R. Lieberman	$13,200
W. Kirk Patterson	$13,200
Stephanie A. Lucie	$12,847
James W. Cady(1)	$8,093

(1)	Former President and CEO; served as Chief Technical Officer from October 2005 until his retirement on April 1, 2006.

Retiree Medical Policy

We offer a Retiree Medical Policy to each employee who is at least 60 years of age when retiring from the Company, has had at least five years of active service with us, is an active employee at the time of retirement, and is a department director or member of senior management. In connection with this policy, we provide specified medical, dental and vision coverage to each employee who retires and his or her dependents. We pay the same amount per month towards the cost of this coverage as the monthly amount we paid for him or her in the last month prior to retirement. The retiree is responsible for paying the remaining cost of the coverage, which terminates at age 65.

Perquisites

We do not provide perquisites to our executive officers.

CEO Compensation

The Compensation Committee reviews the President and Chief Executive Officer’s base salary annually, considering Company performance, individual performance and external pay practices. In setting his total compensation, the Compensation Committee sought to make that compensation competitive with the compensation paid to chief executive officers of the companies in the Survey Group, while at the same time assuring that a significant percentage of compensation was tied to Company and individual performance and stock price appreciation. As is the case for other executives of the Company, the Company’s executive pay program, as it relates to the Chief Executive Officer, is highly leveraged toward variable compensation that rewards achievement of pre-determined corporate goals and objectives.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based. It is the Committee’s objective that, so long as it is consistent with the Company’s overall business, compensation and retention objectives, the Company will, to the extent reasonable, endeavor to keep executive compensation deductible for federal income tax purposes.

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to compensation earned by our Chief Executive Officer, each of the other executive officers of the Company for the year ended December 31, 2006, and one executive officer (James. W. Cady), who would have been in the top five of the most highly compensated executive officers if he had remained an executive officer at the end of the year.

Name and Principal Position (a)	Year (b)	Salary ($) (c)(1)	Bonus ($) (d)(2)	Stock Awards ($) (e)(3)	Option Awards ($) (f)		Non-Equity Incentive Plan Compensation ($) (g)(4)	All Other Compensation ($) (i)		Total ($) (j)
Wayne R. Lieberman	2006	$309,808	$90,951	$86,321	0		$275,089	$21,504	(5)	$783,673	(6)
President and Chief Executive Officer

W. Kirk Patterson	2006	$225,179	$38,069	$26,472	0		$116,779	$13,200	(7)	$419,699	(6)
Senior Vice President and Chief Financial Officer

Stephanie A. Lucie	2006	$214,119	$35,996	$26,472	$2,841	(6)	$105,923	$12,847	(7)	$398,198	(6)
Senior Vice President, General Counsel and Corporate Secretary

James W. Cady(8)	2006	$80,769	0	0	0		$177,589	$436,117	(9)	$694,475
Contractor

(1)	The current base salary for Mr. Lieberman is $325,000, for Mr. Patterson $233,200 and for Ms. Lucie $220,500.
(2)	The Company met 98% of its targeted annual adjusted operating income established by the Board of Directors at the beginning of 2006. As a result of this accomplishment, the Board authorized a one-time, discretionary bonus payment to all employees of the Company based on the ratio of the 2006 full-year adjusted operating income to the 2006 adjusted operating income annual target.
(3)	Restricted stock unit grants made in 2006, subject to four-year vesting. The executives will forfeit these grants upon termination of employment prior to the vesting date. The amounts shown set forth the 2006 FAS 123R expense, excluding the forfeiture rate. The assumptions used in the FAS 123R calculations are described in note 16 to the consolidated financial statements contained in our 2006 Form 10-K.
(4)	Paid in the first three quarters of 2006 pursuant to the Company’s 2006 Bonus Incentive Plan. None of the executive officers listed above deferred any non-equity incentive plan compensation in 2006.
(5)	Includes $13,200 in matched contributions under our 401(k) plan and $8,304 for reimbursement of life insurance as set forth in Mr. Lieberman’s employment agreement.
(6)	The total shown includes the 2006 FAS 123R expense, excluding the forfeiture rate. The assumptions used in the FAS 123R calculations are described in note 16 to the consolidated financial statements contained in our 2006 Form 10-K.
(7)	Matched contributions under our 401(k) plan.
(8)	Mr. Cady, a current director of the Company and our former President and Chief Executive Officer, served as the Company’s Chief Technical Officer from October 20, 2005 until his retirement on April 1, 2006. On April 1, 2006, Mr. Cady became a contractor of the Company.
(9)	Includes $52,903 for reimbursement of relocation costs; $8,093 in matched contributions under our 401(k) plan; $54,108 for payout of accrued paid time off; $13,855 for contractor fees from April 1, 2006 through December 31, 2006; $300,000 for severance; $4,953 in Company contributions under our medical retiree program; and reimbursement of $2,205 for internet and Blackberry service, as well as nominal office equipment.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2006 to the named executive officers.

Name (a)	Grant Date ($) (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)(5)	All Other Option Awards: Number of Securities Under- lying Options (#) (j)(6)	Exercise or Base Price of Option Awards ($) (k)
		Threshold ($) (c)(2)	Target ($) (d)(3)	Maximum ($) (e)(4)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Wayne R. Lieberman	4/25/2006	$292,500	$390,000	—	—	—	—	75,000	—	—

W. Kirk Patterson	4/25/2006	$122,430	$163,240	—	—	—	—	23,000	—	—

Stephanie A. Lucie	4/25/2006	$115,763	$154,350	—	—	—	—	23,000	—	—
	8/3/2006							—	7,000	$6.09

James W. Cady (7)	—	—	—	—	—	—	—	—	—	—

(1)	Based on the Company’s 2006 Bonus Incentive Plan. The Board of Directors adopted the 2007 Bonus Incentive Plan on February 1, 2007.
(2)	Based on meeting the minimum target threshold for each quarter of 2006 as set forth in the 2006 Bonus Incentive Plan.
(3)	Based on meeting 100% of the target threshold for each quarter of 2006 as set forth in the 2006 Bonus Incentive Plan.
(4)	There is no specific maximum, depending on the amount of adjusted operating income earned by the Company.
(5)	Restricted stock units granted pursuant to the Company’s 2006 Equity-Based Compensation Plan. These grants vest over four years, with a one-year cliff, followed by quarterly vesting.
(6)	Options granted pursuant to the Company’s 2003 Stock Option Plan. This grant vests over four years, with a one-year cliff, followed by monthly vesting.
(7)	Mr. Cady, a current director of the Company and our former President and Chief Executive Officer, served as the Company’s Chief Technical Officer from October 20, 2005 until his retirement on April 1, 2006. On April 1, 2006, Mr. Cady became a contractor of the Company.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2006 Bonus Incentive Plan

Our executive officers participated in our 2006 Bonus Incentive Plan, described more fully above, which was approved by our Compensation Committee and Board of Directors (the “Bonus Plan”). The Bonus Plan is also available to all of our U.S.-based employees.

In 2006, we paid out the following bonuses to our executive officers pursuant to this Bonus Plan:

Name	1Q06	2Q06	3Q06	4Q06	Total
Mr. Lieberman	$87,589	$90,000	$97,500	0	$275,089
Mr. Patterson	37,469	38,500	40,810	0	$116,779
Ms. Lucie(1)	33,211	34,125	38,588	0	$105,923
Mr. Cady(2)	87,589	90,000	0	0	$177,589

(1)	During 2006, Ms. Lucie’s bonus target was increased from 65% to 70%.
(2)	Mr. Cady, a current director of the Company and our former President and Chief Executive Officer, served as the Company’s Chief Technical Officer from October 20, 2005 until his retirement on April 1, 2006. On April 1, 2006, Mr. Cady became a contractor of the Company.

2003 Stock Option Plan

In 2003, our Board of Directors and stockholders adopted and approved our 2003 Stock Option Plan (the “Option Plan”). Our Option Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options may be granted to our employees, officers, directors and consultants and those of any of our subsidiaries. However, consultants are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. As of February 1, 2007, we had remaining 4,644,536 shares of common stock available for issuance under this plan.

The maximum term of the options granted under our Option Plan is ten years. Generally, stock options granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. However, our Board of Directors may allow exceptions to this restriction for awards that are not incentive stock options. Options granted expire immediately upon the termination of the optionee’s service to us or to a parent or subsidiary of ours for cause, three months following termination if the termination is for reasons other than death, disability or cause, or 12 months following termination if the termination is due to death or disability. Upon a change in control, all outstanding stock options either may be assumed or substituted for by the successor entity. If the successor entity determines not to assume or substitute for these stock options, the vesting provisions of such stock options will be accelerated, and the stock options will terminate upon the change in control if not previously exercised.

2006 Equity-Based Compensation Plan

In 2006, our Board of Directors and stockholders adopted our 2006 Equity-Based Compensation Plan (the “Equity Plan”). Our Board of Directors has appointed the Compensation Committee to administer this plan pursuant to its terms and all applicable state, federal, or other rules or laws, except in the event the Board chooses to take action. Any individual who provides services to the Company or its subsidiaries, including independent directors of and consultants for the Company and who is designated by the Committee to receive an award is eligible to participate.

A participant under this plan is eligible to receive an award pursuant to its terms and subject to any limitations imposed by appropriate action of the Compensation Committee. No Award may be granted if the award relates to a number of shares of Common Stock that exceeds the number of shares that remain available under this plan minus the number of shares issuable in settlement of or relating to outstanding awards. In addition, in any 12-month period established by the Compensation Committee, no award may be granted for purposes of Section 162(m) of the Code for more than 100,000 shares (subject to any adjustment due to recapitalization or reorganization permitted) and no payment may be made in excess of $700,000 with respect to awards that are not related to Common Stock. As of February 1, 2007, we had remaining 51,927 shares of common stock available for issuance under this plan.

We may issue stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents and other stock-based awards pursuant to this plan. Upon a change in control of the Company (as this term is defined in the Equity Plan), outstanding awards will vest and become fully exercisable.

2005 Employee Stock Purchase Plan

In 2005, our Board of Directors and stockholders approved our 2005 Employee Stock Purchase Plan (the “Purchase Plan”).

Our Board of Directors has appointed the Compensation Committee to administer the Purchase Plan. Only employees are eligible to participate in the Purchase Plan. No employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately upon purchase of the shares, the employee would own 5% or more of the total combined voting power or value of all classes of stock of the Company or its subsidiaries (including stock issuable upon exercise of options held by him or her), nor shall any employee be granted an option that would permit him or her to buy more than $25,000 worth of stock under the Purchase Plan in any calendar year. As of January 31, 2007, approximately 85 employees, including all of our executive officers, were eligible to participate in the Purchase Plan. Wayne Lieberman was the only executive officer who participated in the Purchase Plan during 2006. He purchased 2,378 shares.

There are four offering periods in each calendar year, with each being one calendar quarter. The first day of an offering period is referred to as the “Offering Date.” The last day of an offering period is referred to as the “Exercise Date.” The purchase price per share at which shares will be sold in an offering under the Purchase Plan is 85% of the fair market value of a share of common stock on the Exercise Date. There is no “look-back” feature so that employees receive the benefit of the lower of two prices (being the price at the Offering Date and the Exercise Date). There will be one purchase date (the Exercise Date) per quarter. The purchase price of the shares is accumulated by payroll deductions over the offering period. The Purchase Plan provides that the aggregate of payroll deductions during the offering period shall not exceed 15 percent of total compensation during the offering period.

Outstanding Equity Awards at Year-End Table

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards(1)					Stock Awards(2)
Name(a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)(3)
Wayne R. Lieberman	398,805	608,702	608,702	$2.70	5/16/2015	—	—	75,000	$386,250

W. Kirk Patterson	302,835	0	98,542	$0.67	11/17/2013	—	—	23,000	$118,450
	27,072	0	0	$0.67	11/19/2013
	37,517	0	8,598	$1.97	11/19/2013
	50,000	0	26,042	$4.02	1/12/2015

Stephanie A. Lucie	268,750	0	67,187	$8.37	12/18/2013	—	—	23,000	$118,450
	93,735	0	48,820	$4.02	1/12/2015
	0	7,000	7,000	$6.09	8/3/2016

James W. Cady	1,225,500	0	0	$0.01	9/29/2013	—	—	—	—
	121,831	0	0	$0.67	10/27/2013
	139,750	0	0	$1.97	11/19/2013

1.	All options vest over four years, with a one-year cliff and monthly vesting thereafter.
2.	All restricted stock units vest over four years, with a one-year cliff and quarterly vesting thereafter.
3.	Based on the closing price of the Company’s common stock on December 29, 2006 of $5.15. This market value represents the aggregate value of the award, which vests over four years.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises during the year ended December 31, 2006 with respect to the named executive officers.

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Wayne R. Lieberman	0	0	0	0
W. Kirk Patterson	127,165	$741,402	0	0
Stephanie A. Lucie	0	0	0	0
James W. Cady	0	0	0	0

Pension Benefits

We do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control and Employment Contracts

In connection with the Staktek acquisition, we entered into an executive employment agreement with Mr. Cady in August 2003. We amended it in May 2005, and his employment was terminated effective April 1, 2006. We entered into executive employment agreements with Mr. Patterson in November 2003 and Ms. Lucie in December 2003, which agreements were amended in October 2005, and we entered into a similar agreement with Mr. Lieberman in May 2005, which agreement also was amended in October 2005.

Mr. Cady’s employment agreement provided that if his employment was terminated without cause, as defined in the employment agreement, he would be entitled to 12 months of his base salary and 18 months’ accelerated vesting of his stock options. As part of this agreement, Mr. Cady agreed not to compete with us for a period of 12 months following the termination of his employment. We amended Mr. Cady’s agreement in May 2005 when we hired Mr. Lieberman as President. As a result of this amendment, Mr. Cady’s unvested options were accelerated by 18 months, and upon the termination of his employment, Mr. Cady was entitled to receive a lump-sum payment equal to 12 months base salary, after a six-month waiting period.

In November 2003, we entered into an executive employment agreement with Mr. Patterson for the position of Vice President and Chief Financial Officer, and in December 2003 we entered into an executive employment agreement with Ms. Lucie for the position of Vice President, General Counsel and Secretary. These agreements provide for an initial employment term of two years, subject to successive one-year renewal periods following the expiration of the initial term, but each agreement may be terminated by either party, with or without cause, upon 30 days’ prior written notice, subject to certain severance and non-competition obligations. The agreements also provide that in the event their employment is terminated without cause, as defined in each employment agreement, Mr. Patterson and Ms. Lucie are entitled to 12 months of base salary and 12 months’ accelerated vesting of their initial stock option grants. These employment agreements include an agreement by each executive not to compete with us for a period of 12 months following the termination of employment. In October 2005, we amended these agreements to reflect the promotion of each of Mr. Patterson and Ms. Lucie to Senior Vice President, to reflect an increase in their base compensation, and to extend the term of each agreement for two years from the amendment date.

In May 2005, we entered into an executive employment agreement with Mr. Lieberman, which we amended in October 2005 upon Mr. Lieberman’s appointment to the position of Chief Executive Officer. His original executive employment agreement in May 2005 provided for an initial employment term of two years, subject to successive one-year renewal periods following the expiration of the initial term, but the agreement could be terminated by either party, with or without cause, upon 30 days’ prior written notice, subject to certain severance and non-competition obligations. The agreement also provided that in the event his employment was terminated without cause, as defined in the employment agreement, Mr. Lieberman was entitled to 12 months of base salary (following a six-month waiting period if required by Section 409A of the Internal Revenue Code) and 12 months’ accelerated vesting of his stock options. This employment agreement included an agreement by Mr. Lieberman not to compete with us for a period of 12 months following the termination of employment. In October 2005, we amended this agreement to reflect Mr. Lieberman’s promotion to Chief Executive Officer. The term was extended to three years from the amendment date; the definition of “cause” was revised; his base salary was increased to $325,000; his bonus percentage was increased to 120%; his relocation allowance was increased to $120,000; and the terms of his stock options were amended so that all of his outstanding options to purchase common stock would vest upon a change of control of the Company.

In February 2006, we entered into a separation agreement with Mr. Cady in connection with his retirement as Chief Technical Officer of the Company. Pursuant to the separation agreement, Mr. Cady’s employment with us as an officer terminated effective April 1, 2006, the date on which we engaged Mr. Cady as a consultant. Mr. Cady is paid $300 an hour for the work he performs for us as a consultant with a minimum requirement of two hours per month and a maximum per month of 25 hours. In addition to the hourly compensation paid to Mr. Cady as a consultant, the separation agreement entitled him to the bonus payments he would have received under our Bonus Incentive Plan for the quarters ending March 31, 2006 and June 30, 2006, as if he had remained an employee and Chief Technical Officer during the eligibility periods for these bonuses. Mr. Cady also received one year of severance paid in a lump sum on January 31, 2007. In addition, the separation agreement provides that Mr. Cady will receive reimbursement for relocation expenses up to a maximum of $75,000 of which we paid $52,903 in 2006, reimbursement of up to $3,000 for office equipment of which we paid $1,875 in 2006, as well as reimbursement of the monthly cost of high-speed Internet access and Blackberry access as long as he remains a consultant, and reimbursement of travel on our behalf if authorized in advance by our Chief Executive Officer and if in accordance with our Travel Policy. Mr. Cady will also remain eligible for medical insurance coverage under our Retiree Medical Policy, but our share of the cost will be no more than the amount we contributed as of the date of the separation agreement, and any increase in cost will be paid by Mr. Cady, and all options to purchase common stock will continue to vest provided he remains a consultant. The separation agreement included an agreement by Mr. Cady for a period of 12 months following the termination of his services as our consultant not to compete with us and not to solicit any of our employees, contractors or subcontractors to terminate his or her employment or contract with us, or any of our customers to purchase any similar products from anyone else. Mr. Cady released all past claims against us in his separation agreement.

The following table reflects the value of the severance benefits our current executives would have received had they been terminated without cause and without a change of control of the Company on December 29, 2006:

Name	Severance	Equity Awards		Total
Mr. Lieberman	$325,000	$617,098	(1)	$942,098
Mr. Patterson	$233,200	$441,492	(2)	$674,692
Ms. Lucie	$220,500	$0	(3)	$220,500

(1)	The equity award assumes 12 months acceleration of Mr. Lieberman’s two option grants upon joining the Company, assuming exercise and sale of the option calculated using the closing price of the Company’s common stock of $5.15 on December 29, 2006. The FAS 123R expense recognized by the Company would be $355,290.
(2)

The equity award assumes 11 months acceleration of Mr. Patterson’s initial option grant upon joining the Company (he is entitled to 12 months acceleration but his grant had only 11 months vesting remaining as of

December 29, 2006), assuming exercise and sale of the option calculated using the closing price of the Company’s common stock of $5.15 on December 29, 2006. The FAS 123R expense recognized by the Company would be $1,031,004.

(3)	The equity award assumes 12 months acceleration of Ms. Lucie’s initial option grant upon joining the Company, assuming exercise and sale of the option calculated using the closing price of the Company’s common stock of $5.15 on December 29, 2006. The FAS 123R expense recognized by the Company would be $548,599.

The following table reflects the value of certain scenarios our executives would receive upon a change in control of the Company, in each case calculated using the closing price of the Company’s common stock of $5.15 on December 29, 2006:

Name	Options Assumed, No Termination without Cause		Options Assumed, Termination without Cause within 12 months		Options not Assumed and No Termination without Cause
Mr. Lieberman	$1,877,570	(1)	$2,202,570	(2)	$1,877,570	(3)
Mr. Patterson	$118,450	(4)	$793,142	(5)	$616,693	(6)
Ms. Lucie	$118,450	(7)	$338,950	(8)	$173,617	(9)

(1)	Dollar amount represents acceleration of all of Mr. Lieberman’s options and his 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity awards would be $1,337,130.
(2)	Dollar amount represents acceleration of all of Mr. Lieberman’s options, his 2006 RSU grant and $325,000 in severance. The FAS 123R expense recognized by the Company associated with the equity awards would be $1,337,130.
(3)	Dollar amount represents acceleration of all of Mr. Lieberman’s options and his 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity awards would be $1,337,130.
(4)	Dollar amount represents acceleration of Mr. Patterson’s 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity award would be $154,790.
(5)	Dollar amount represents acceleration of Mr. Patterson’s initial option grant, his 2006 RSU grant and $233,200 in severance. The FAS 123R expense recognized by the Company associated with the equity awards would be $1,185,794.
(6)	Dollar amount represents acceleration of all of Mr. Patterson’s options and his 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity awards would be $1,324,001.
(7)	Dollar amount represents acceleration of Ms. Lucie’s 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity award would be $154,790.
(8)	Dollar amount represents acceleration of Ms. Lucie’s initial option grant, her 2006 RSU grant and $220,500 in severance. The FAS 123R expense recognized by the Company associated with the equity awards would be $703,389.
(9)	Dollar amount represents acceleration of all of Ms. Lucie’s options and her 2006 RSU grant. The FAS 123R expense recognized by the Company associated with the equity awards would be $825,411.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee and none of our executive officers has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity.

Prior to the acquisition of Staktek in 2003, Mr. Joseph Aragona served as our President. The only actions taken by Mr. Aragona in this position related to the Staktek acquisition. He resigned from this position upon the closing of the Staktek acquisition, and he did not receive any compensation as an officer.

Committee Reports

The following Report of the Compensation Committee of the Board of Directors on Executive Compensation and Report of the Audit Committee of the Board of Directors will not be deemed to be “soliciting materials” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts of subject to Regulations 14A or 14C of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Clark W. Jernigan, Chairman

Joseph C. Aragona

Harvey (Berry) Cash

A. Travis White

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised solely of independent directors, as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards, and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. At least annually, the Audit Committee reviews and reassesses the adequacy of its charter. The composition of the Audit Committee, the attributes of its members, and the responsibilities of the Committee, as reflected in its charter, are intended to comply with applicable requirements for corporate audit committees. In addition, the Committee reviews its own performance for purposes of self-evaluation and to encourage continuous improvement on an annual basis.

As described more fully in its charter, the primary focus of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board.

In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

The Committee serves an oversight role for the Board of Directors in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee’s members in business, financial and accounting matters. The Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules.

In this context, the Audit Committee has met and held discussions with management and Ernst & Young. Management represented to the Audit Committee that the audited consolidated financial statements of Staktek contained in the Company’s Annual Report to Stockholders for the year ended December 31, 2006, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with Ernst & Young matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with Ernst & Young the firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Ernst & Young’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management, and the report of the independent registered public accounting firm to the Audit Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Staktek’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

A. Travis White, Chairman

Harvey B. Cash

Kevin P. Hegarty

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as Staktek’s independent registered public accounting firm to audit Staktek’s consolidated financial statements for the year ended December 31, 2006. During this year, Ernst & Young served as the Company’s independent registered public accounting firm and also provided certain tax services. Representatives of Ernst & Young attended all meetings of the Audit Committee in 2006. The Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the year ended December 31, 2007.

For additional information relating to the Audit Committee, see the Report of the Audit Committee of the Board of Directors in this Proxy Statement, as well as the Audit Committee Charter attached to this Proxy Statement as Exhibit A and posted on our web site under Investor Relations.

A representative of Ernst & Young is expected to attend the meeting and be available to respond to questions and, if he or she desires, to make a statement.

Audit and Related Fees

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for the years 2005 and 2004.

	2006	2005
Audit Fees(1)	$295,730	$227,000
Audit-Related Fees(2)	5,800	13,000
Tax Fees(3)	8,720	62,205
All Other Fees(4)	1,624	1,483
TOTAL	$311,874	$303,688

(1)	Audit Fees. Fees for audit services include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. The amount for 2005 reflects an increase of $7,000 over the amount reported in 2005 as a result of costs incurred in connection with our two amended Forms 10-K in 2006.
(2)	Audit-Related Fees. Principally includes fees associated with registration statements filed on Form S-8 and accounting consultations.
(3)	Tax Fees. For 2006, includes $500 for tax compliance services and $8,220 for all other tax services, including tax advice and tax planning. For 2005, includes $59,265 for tax compliance services and $2,940 for all other tax services, including tax advice and tax planning.
(4)	All Other Fees. All other fees are for the purchase of accounting-related online research tools.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Austin Ventures

Austin Ventures and its affiliates beneficially own approximately 76% of our outstanding common stock. Set forth below is a brief description of the existing relationships and agreements between Austin Ventures and us.

Board of Directors

Joseph Aragona, a general partner of Austin Ventures, is Chairman of our Board of Directors and serves as Chair of our Nominating and Governance Committee. Clark Jernigan, a principal of Austin Ventures, is one of our directors and serves as Chair of our Compensation Committee. Edward Olkkola, an operating partner of Austin Ventures, is one of our directors.

Registration Rights

Austin Ventures has registration rights with respect to the shares of our common stock that it holds.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent stockholders are also required by the federal securities rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of the forms received by it, or written representations from certain reporting persons, the Company believes that during the last year, all filings were made on a timely basis.

HOUSEHOLDING

If you and other residents with the same last name at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and Proxy Statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.”

If you received a householding communication, your broker will send one copy of Staktek’s 2006 Proxy Statement and Annual Report on Form 10-K for 2006 to your address, unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the proxy materials this year and you wish to reduce the number of reports you receive in the future and save us the cost of printing and mailing these reports, your broker will discontinue the mailing of reports on the accounts you select if you mark the designated box on your proxy card, or follow the instructions provided when you vote over the Internet.

You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to ADP-ICS, 51 Mercedes Way, Edgewood, NY 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of proxy materials for this year, but you would prefer to receive your own copy, we will send a copy to you if you address your written request to Staktek, Corporate Secretary, 8900 Shoal Creek Blvd, Suite 125, Austin, TX 78757 or contact Shelton Investor Relations at (972) 385-0286 and www.investors@staktek.com.

COMMUNICATING WITH US

We have from time to time received calls from stockholders inquiring about the available means of communications with us. We thought that it would be helpful to describe these arrangements which are available for your use.

Information About Staktek

If you would like to receive information about Staktek, you may use one of these convenient methods:

1. To have information, such as our latest Annual Report on Form 10-K or Form 10-Q, mailed to you, please call Shelton Investor Relations at (972) 385-0286.

2. To view our home page on the Internet, use our Internet address: www.staktek.com. Our home page gives you access to product, marketing and financial data, job listings, and an on-line version of this Proxy Statement, our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Internet access to this information has the advantage of providing you with up-to-date information about us throughout the year. You may also sign up to receive e-mail alerts on the Investor Relations section of our web site.

Communications With Us

If you would like to write to us, please send your correspondence to the following address:

Staktek Holdings, Inc.

Attention: Corporate Secretary

8900 Shoal Creek Blvd., Suite 125

Austin, TX 78757

Confidential Hotline

We have two confidential ways for employees and other individuals to report possible violations of our policies, accounting and financial matters, harassment, discrimination and other issues.

Internet

You may report by accessing our web site at www.staktek.com, going to the Investor Relations home page, clicking on “Contact the Board” and completing the online form.

Phone

You may call our confidential hotline at 512/454-9531, ext. 399.

Stockholder Communications With Our Board

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our Corporate Secretary:

Staktek Holdings, Inc.

Attention: Corporate Secretary

8900 Shoal Creek Blvd., Suite 125

Austin, TX 78757

Our Corporate Governance Guidelines provide that the Corporate Secretary will distribute to the Board all communications from stockholders unless there are safety or security concerns that mitigate against transmission of the communication, as determined by the Corporate Secretary. The Corporate Secretary is required to advise the directors of any communication withheld for safety or security reasons as soon as practicable.

Stock Transfer Agent

If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, Computershare Inventor Services LLC, at (312) 360-5127. You may also visit its web site at www.computershare.com for step-by-step transfer instructions.

Of course, as a stockholder, you will continue to receive the Annual Report on Form 10-K and Proxy Statement.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 8, 2007.

BY ORDER OF THE BOARD OF DIRECTORS

Wayne R. Lieberman

President and Chief Executive Officer

Austin, Texas

March 8, 2007

EXHIBIT A

Staktek Holdings, Inc.

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I. PURPOSE

This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Staktek Holdings, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate special investigations, and hire special legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

II. ORGANIZATION AND MEMBERSHIP REQUIREMENTS

The Committee shall consist of three or more directors selected by the Board. The Committee shall be constituted in accordance with the independence and experience requirements of the National Association of Securities Dealers and the SEC.

Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. In addition, at least one member shall qualify as an audit committee financial expert in accordance with the rules of the SEC.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced as determined by the Board.

III. MEETINGS

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet with the independent auditor and management on a quarterly basis to review the Company’s financial statements and financial reports. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members shall represent the valid action of the Committee.

IV. COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

A. Oversight of the Company’s Independent Auditor

1. Be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each auditor reporting directly to the Committee.

2. Approve in advance the engagement of independent auditors for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any engagement, or delegate to one or more members of the Committee the authority to pre-approve any engagement of independent auditors, provided that any pre-approval by one or more members of the Committee shall be reported to the full Committee at its next scheduled meeting

3. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company, taking into account the impact of these policies on auditor independence.

4. Regularly review with the independent auditor any significant difficulties encountered during the course of audits, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of financial statements.

5. Review any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company, or any other material written communication provided by the auditor to the Company’s management.

6. Review with the independent auditor the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of any alternative disclosures and treatments and the treatment preferred by the independent auditor.

7. Periodically review and discuss with the independent auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended.

B. Review of Financial Reporting, Policies and Processes

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements, including the MD&A portion of the Company’s filings, and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss prior to public release the Company’s earnings press releases, including any “pro forma” or adjusted financial information.

3. Review any analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the effects of alternative GAAP methods on the financial statements.

4. Review any special audit steps adopted in light of material control deficiencies. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

5. Review with management its evaluation of the Company’s procedures and controls designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in these reports within the time periods specified by the SEC for the filing of these reports, and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of the disclosure controls.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

1. Review with the chief executive and chief financial officers of the Company any report on significant deficiencies in the design or operation of the internal control structure and procedures for financial reporting that could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in internal controls identified to the auditors, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2. Review and approve any related-party transactions, after reviewing each transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

4. Prepare, or cause to be prepared, the Report of the Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

5. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

6. Review and reassess, at least annually, this Charter’s adequacy as appropriate.

V. COMPENSATION

Each member of the Committee shall be entitled to compensation for meeting attendance and to reimbursement for reasonable out-of-pocket expenses.

EXHIBIT B

Staktek Holdings, Inc.

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE

This Charter specifies the scope of the responsibilities of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Staktek Holdings, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary purpose of the Committee is to discharge the Board’s responsibilities relating to compensation and benefits of the Company’s executive officers and directors. In carrying out these responsibilities, the Committee shall review all components of executive officer and director compensation for consistency with the Committee’s compensation philosophy as in effect from time to time.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

Except as otherwise permitted by the Marketplace Rules of the National Association of Securities Dealers (“NASD”), the Committee shall consist of at least three directors. The Committee shall be constituted in accordance with the independence requirements of the NASD and Securities and Exchange Commission (“SEC”). For so long as the Company remains a “controlled company” as defined in the Marketplace Rules of the NASD, the Committee need not consist entirely of directors meeting the independence requirements of the NASD and SEC.

A director shall not serve as a member of the Committee if the Chief Executive Officer or another executive officer of the Company serves on the compensation committee of another company that employs that director as an executive officer.

The members shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed by the Board.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members shall represent the valid action of the Committee.

III.	MEETINGS

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties hereunder and to determine the terms, costs and fees for any engagements.

The Committee shall meet as often as it deems appropriate to review the compensation of the executive officers and other employees of the Company and the directors of the Company, and otherwise perform its duties under this Charter.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

To fulfill its responsibilities and duties, the Committee, to the extent it deems necessary or appropriate, shall:

1.	Review and approve all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation.

2.	Review and approve all compensation for executive officers other than the Chief Executive Officer, including incentive-based and equity-based compensation.

3.	Review and approve annual performance objectives and goals relevant to compensation for the Chief Executive Officer and the other executive officers and evaluate the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives.

4.	Approve all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers.

5.	Review and propose to the Board from time to time changes in director compensation.

6.	Review (and recommend revisions to, as appropriate) the Compensation Discussion and Analysis disclosure in the Company’s annual proxy statement and recommend it to the Board of Directors for approval.

7.	Review and approve an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

8.	Perform other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

9.	Make regular reports to the Board of Directors regarding its deliberations.

10.	Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

EXHIBIT C

Staktek Holdings, Inc.

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE

This Charter specifies the scope of the responsibilities of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Staktek Holdings, Inc. (the “Company”) and the manner in which those responsibilities shall be performed, including its structure, processes and membership requirements.

The primary responsibilities of the Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, and (vi) provide oversight in the evaluation of the Board and each committee.

II.	ORGANIZATION AND MEMBERSHIP REQUIREMENTS

Except as otherwise permitted by the Marketplace Rules of the National Association of Securities Dealers (“NASD”), the Committee shall consist of at least three directors. The Committee shall be constituted in accordance with the independence requirements of the NASD and Securities and Exchange Commission (“SEC”). For so long as the Company remains a “controlled company” as defined in Marketplace Rules of the NASD, the Committee need not consist entirely of directors meeting the independence requirements of the NASD and SEC.

The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be removed or replaced by the Board.

A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

The Committee shall have the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder, and to determine the terms, costs and fees for these engagements. Without limitation, the Committee shall have the authority to retain or terminate any search firm to be used to identify director candidates and to determine and approve the terms, costs and fees for these engagements.

III.	MEETINGS

The Committee shall meet as often as it deems necessary to fulfill its responsibilities hereunder, and may meet with management or individual directors at any time it deems appropriate to discuss any matters before the Committee.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITY

To fulfill its responsibilities and duties hereunder, the Committee, to the extent it deems necessary or appropriate, shall:

A.	Nominating Functions

1. Evaluate and select, or recommend to the Board, director nominees for each election of directors.

2. Determine criteria for selecting new directors, including desired board skills and attributes, and identify and actively seek individuals qualified to become directors.

3. Consider any nominations of director candidates validly made by stockholders.

4. Review and make recommendations to the Board concerning qualifications, appointment and removal of committee members.

B.	Corporate Governance Functions

1. Develop, recommend for Board approval, and review on an ongoing basis the adequacy of, the corporate governance principles applicable to the Company. These principles shall include director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation of the Board and committees.

2. Make regular reports to the Board regarding its deliberations.

3. Review and reassess the adequacy of this Charter as appropriate and recommend any proposed changes to the Board for approval.

4. Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

EXHIBIT D

Staktek Holdings, Inc.

BOARD OF DIRECTORS’

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of Staktek Holdings, Inc. (the “Company”) has adopted these Corporate Governance Guidelines (these “Guidelines”) to further the Board’s goals of providing effective governance of the Company’s business and to promote the effective functioning of the Board and its Committees in their direction of the business and affairs of the Company through the selection and oversight of management. The formal requirements pertaining to the Company’s governance structure can be found in the Company’s certificate of incorporation and bylaws. These Guidelines are intended to provide guidance and insight into the Company’s corporate governance. The Board recognizes that there is an on-going and energetic debate about corporate governance, and these Guidelines are not intended to address all circumstances and events that the Board will face. The Board will review these Guidelines and other aspects of the Company’s corporate governance as often as it deems necessary and will make refinements and changes as circumstances warrant.

Role of Board and Management

The Company’s business is conducted by its employees and officers under the direction of the Chief Executive Officer and the oversight of the Board. The Board, which is elected by the stockholders, is the ultimate decision-making body of the Company except with respect to those matters reserved to the stockholders. The Board selects the Chief Executive Officer and other officers, who are charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors and oversees the performance of management for the benefit of the Company’s stockholders.

The fundamental role of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. In fulfilling that responsibility, the directors may reasonably rely on the honesty and integrity of the Company’s senior management and legal, accounting, financial and other advisors. In addition to its general oversight of management, the Board also performs a number of specific functions, including:

•	selecting, evaluating and compensating the Chief Executive Officer and other officers and overseeing any succession planning;

•	understanding, reviewing and monitoring implementation of operating plans and budgets;

•	reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering options for their mitigation; and

•	ensuring necessary controls and processes are put into place by management to maintain the integrity of the Company and its financial reporting.

Size of Board

The Board currently has eight (8) members. The Board reviews from time to time the appropriate size of the Board. The Board will consider changing its size to accommodate outstanding candidates or to satisfy specific governance needs.

Presiding Director; Lead Director Concept

The presiding director shall be the Chairman of the Board, if present, or in his absence, the Chief Executive Officer, or in such person’s absence, the director present who has the most seniority on the Board. The Presiding Director shall be responsible to chair the Board’s executive sessions.

The Company does not believe that it is either necessary or desirable to establish a lead director. The Chairman of the Board, who presides at all meetings of the Board, takes the lead role in the boardroom. The Chairman of the various Board Committees takes the lead on matters falling within their purview that should not involve the Chief Executive Officer.

Separation of Chairman and Chief Executive Officer

The Board is free to select its Chairperson in the manner and upon the criteria that it deems best for the Company at the time of selection, except that the Chief Executive Officer shall not be eligible to be selected as Chairperson.

Director Qualifications

The Nominating and Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. This assessment should include issues of skill such as understanding of manufacturing, technology, finance and marketing, all in the context of an assessment of the perceived needs of the Board at that point in time. Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stockholders. They must also have an inquisitive and objective perspective and mature judgment. We endeavor to have a Board representing diverse experience at policy-making levels in business and technology, and in areas that are relevant to the Company’s activities. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make. Board members are expected to rigorously prepare for, attend and participate in all Board and applicable Committee meetings.

Committees

The Board will at all times have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Board may from time to time establish additional committees as necessary or appropriate. Committee members will be appointed by the Board upon the recommendation of the Nominating and Governance Committee. Consideration should be given to rotating committee members periodically, but rotation should not be mandated as a policy.

Each committee will have its own charter. The charters will set forth the purposes of the committees as well as qualifications for committee membership. The charters shall be posted on the Company’s website.

The Chairman of each committee, in consultation with the committee members and senior management, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee’s agenda.

Director Independence

The Company is currently a “controlled company” within the meaning of NASD Marketplace Rule 4350(c). As such, the Company is not required to consist of a majority of independent directors. In the event the Company no long becomes a “controlled company,” the Board believes that the Board should consist of a majority of directors who meet the independence requirements of the NASD and any other applicable laws, rules and regulations. The Board will affirmatively determine on an annual basis whether each director is independent and will make any required disclosures.

All members of the Audit Committees will meet the heightened independence standards of the NASD Marketplace Rules, the Securities Exchange Act of 1934, as amended, and any other applicable laws, rules and regulations.

As a “controlled company,” the Company is also exempt from NASD Marketplace Rules 4350(c)(3) and (c)(4) requiring the compensation of officers and the nomination of directors to be determined by a committee of independent directors or a majority of independent directors.

In making a determination regarding a director’s independence, the Board shall consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may, in its discretion, determine relevant.

Director Nomination Process

The Nominating and Governance Committee will review annually the results of the evaluation of the Board and its committees, and the needs of the Board for various skills, experience, expected contributions and other characteristics in determining the director candidates to be nominated at the annual meeting. The Nominating and Governance Committee will evaluate candidates for directors proposed by directors, stockholders or management in light of the Committee’s views of the current needs of the Board for certain skills, experience or other characteristics, the candidate’s background, skills, experience, other characteristics and expected contributions and the qualification standards established from time to time by the Nominating and Governance Committee. If the Committee believes that the Board requires additional candidates for nomination, the Committee may engage a third-party search firm to assist in identifying qualified candidates. All directors and nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee. In making the determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints as well as the benefits of constructive working relationships among directors.

Limits On Director Outside Activities; Change in Responsibilities

Directors should be willing to devote sufficient time to carry out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director.

Directors who also serve as Chief Executive Officers or in equivalent positions should not serve on more than two boards of public companies in addition to the Board, and other directors should not serve on more than four other boards of public companies in addition to the Company’s Board. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director’s service on the Company’s Board.

Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities.

Term Limits; Retirement Age

The Board does not believe it should establish term limits. The Board believes that term limits hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

Board members will retire at age 70.

Executive Sessions; Access to Management

The Company’s independent directors will usually meet in executive session either before or after each regularly scheduled Board meeting.

The independent members of the Board shall have access to, and are encouraged to contact, the Company’s management in order to obtain the information necessary to fulfill their duties. The Board may establish a process for such inquiries. Management is encouraged to invite Company employees to Board meetings where management participation will provide the Board with additional insight into the matters being considered.

Retention of Advisors and Consultants

The Board and each Committee of the Board shall have the authority to retain outside financial, legal or other advisors as they deem appropriate, and shall have the authority to obtain advice, reports or opinions from internal and external counsel and advisors, without consulting with or obtaining approval from any officer of the Company.

Board and Committee Evaluation

The Board and each Committee will perform an annual self-evaluation. During the fourth quarter of each year, the directors will be requested to verbally provide their assessments of the effectiveness of the Board and the Committees on which they serve to the Nominating and Governance Committee. The Nominating and Governance Committee should also report its assessment of the Board’s compliance with these principles set forth in these guidelines as well as identification of areas in which the Board or Committees could improve performance.

Communications by Stockholders with Directors

Stockholders who have a concern about the Company’s conduct, or about the Company’s controls or procedures, may communicate such concerns with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors

c/o Corporate Secretary

Staktek Holdings, Inc.

8900 Shoal Creek Boulevard, Suite 125

Austin, Texas 78757

Fax: (512) 454-2598

Email Address: slucie@staktek.com

Communications may be confidential or anonymous, and the Company’s Code of Conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve a concern.

The Corporate Secretary shall receive, distribute to the Board and arrange responses to communications from stockholders and shall be identified as the recipient of such communications in the annual meeting proxy statement.

The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication, as determined by the Corporate Secretary. The Board or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary shall relay all communications to directors absent safety or security issues.

The Company will make every reasonable effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All directors shall make every reasonable effort to attend the Company’s annual meeting of stockholders.

Director Compensation

On an annual basis, the Compensation Committee shall review the compensation for non-employee directors. The Compensation Committee shall be responsible for recommending to the full Board changes in the compensation for non-employee directors, and shall be guided by the following goals:

•	directors should be fairly compensated for the work required in discharge of their duties;

•	compensation should align the directors’ interests with the long-term interests of stockholders; and

•	the compensation policy should be easy for stockholders to understand.

While the Board does not shall not establish the level of share ownership for individual directors, the Board believes that directors’ holding equity securities aligns their interests with the long-term interests of the Company’s stockholders.

Director Education and Orientation

The Chief Financial Officer and the General Counsel shall be responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Any orientation program shall include meetings with senior management and visits to the Company’s facilities. Incumbent directors shall also be invited to attend the orientation program. All directors will comply with any continuing education requirements developed by the NASD.

Chief Executive Officer Evaluation

The Compensation Committee conducts a review at least annually of the performance of the Chief Executive Officer. The Compensation Committee shall establish the evaluation process and determine the specific criteria on which the performance of the Chief Executive Officer is evaluated.

Succession Planning

The Compensation Committee shall conduct a periodic review of the Company’s succession planning for its executive officers, including policies and principles for Chief Executive Officer selection and succession in the event of an emergency or the retirement of the Chief Executive Officer. The Committee shall report its recommendation to the Board. The Nominating and Governance Committee shall evaluate and nominate potential successors to the Board as circumstances warrant.

Stockholder Rights Plan

The Company does not have a stockholder rights plan (“poison pill”) and does not intend to adopt one.

Detach Here

2007 ANNUAL STOCKHOLDERS’ MEETING

RESERVATION REQUEST FORM

If you plan to attend the 2007 Annual Stockholders’ Meeting of Staktek Holdings, Inc., please complete the following information and return to Stephanie Lucie, Senior Vice President, General Counsel and Secretary, Staktek, 8900 Shoal Creek Blvd., Austin, TX 78757.

Your name and address:

Number of shares of Staktek common stock you hold:

If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered stockholder:
(name of your bank, broker or other nominee)

THIS IS NOT A PROXY CARD

STAKTEK HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

APRIL 19, 2007

The Stockholder(s) hereby appoint(s) W. Kirk Patterson and Stephanie A. Lucie, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Staktek Holdings, Inc. that stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M. Central Time on April 19, 2007 at Staktek Holdings, Inc., 8900 Shoal Creek Blvd., Suite 125, Austin, Texas 78757, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Staktek Holdings, Inc.

OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE #-###-###-####

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Staktek Holdings, Inc, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Staktek Holdings, Inc.

Proposal 1 - Election of Directors

The Board of Directors Recommends a Vote FOR all nominees For All Withhold All For All Except: To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the line below.

Nominees:

(01) Joseph C. Aragona (05) Wayne R. Lieberman

(02) Harvey B. Cash (06) Edward E. Olkkola

(03) Kevin P. Hegarty (07) A. Travis White

(04) Clark W. Jernigan

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s) thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Each joint owner should sign. Signatures should correspond with the names printed on this Proxy. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature (PLEASE SIGN WITHIN THE BOX) Date Signature (Joint Owners) Date